Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125761, 333-104703, 333-60942, 333-59041, 333-59043, 333-47433, 333-09549 and 333-03769 on Form S-8 and Registration Statement Nos. 333-120379, 333-113953, 333-117551 and 333-120379 on Form S-3 of our reports dated March 14, 2006 (which report expressed an unqualified opinion and includes an explanatory paragraphs related to the changed presentation of the consolidated statement of cash flows) relating to the financial statements and financial statement schedule of Serologicals Corporation and Subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Serologicals Corporation and Subsidiaries for the year ended January 1, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 14, 2006